PIMCO Interval Funds

Selected Dealer Agreement

Selected Dealer Agreement (“Agreement”) between PIMCO Investments LLC (“Distributor”) and                                     (“Dealer”) dated as of                 , 20    .          CRD#

WHEREAS, each closed-end “interval” investment company set forth in Exhibit A (each referred to as a “Fund”) has appointed Distributor as exclusive agent to sell and distribute each class of shares of the Fund, which are distributed by Distributor and sold by the Fund at their offering prices as set forth in the Fund’s prospectus and statement of additional information and as provided in Distributor’s Distribution Contract with respect to such Fund; and

WHEREAS, each Fund is operated in accordance with Rule 23c-3 under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, each Fund may offer Shares (as defined below) in multiple classes in accordance with Rule 18f-3 under the 1940 Act; and

WHEREAS, Distributor serves as principal underwriter for the Fund; and

WHEREAS, Distributor and Dealer desire that Dealer participate as a selected dealer in the distribution of Shares of the Fund for which Distributor now or hereinafter serves as principal underwriter, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, Distributor and Dealer hereby agree to the following terms and conditions:

1.    Shares. Each Fund offers such classes of shares as set forth in the applicable then current Prospectuses (as defined below) and Exhibit A (the “Shares”).

2. Sales.

(a) Dealer will offer and sell the Shares only at the public offering prices which shall be currently in effect, in accordance with the terms of the applicable then current prospectus and statement of additional information (“SAI”) of the Fund (together, the “Prospectuses”). Dealer agrees to act only as principal in such transactions and shall not have authority to act as an agent, broker or employee with respect to the Fund, Distributor or any other dealer in any respect; except that, notwithstanding the foregoing, Dealer is hereby appointed and hereby accepts appointment as a limited agent of the Funds for the sole purpose of receiving orders for the purchase, repurchase or exchange of Shares (“Orders”) on behalf of the Funds, either directly from customers of Dealer or through Indirect Intermediaries (as defined in Section 23(ii) hereof) and other intermediaries (including third party administrators) that Dealer appoints as sub-agents for the same limited purpose. Dealer shall be solely responsible for and liable to the Funds or Distributor as a result of any Indirect Intermediary’s performance or lack of performance in connection with Dealer’s or any Indirect Intermediary’s receipt of Orders. The minimum dollar purchase of shares of the Fund by any investor shall be the applicable minimum amount described in the applicable then current Prospectuses, subject to any such waivers as may be described in the Prospectuses. All Orders are subject to acceptance by Distributor on behalf of the Fund and become effective only upon confirmation by Distributor on behalf of the Fund; the Fund and Distributor reserve the right to reject any purchase or exchange Order for any reason or for no reason at all.

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(b) It is expected that each Fund will offer its Shares in a continuous offering at net asset value. The parties acknowledge and agree, however, that there is no assurance that a Fund will engage in a continuous offering of its Shares and may determine not to do so in its sole discretion.

(c) In connection with Dealer’s recommendations to its customers regarding investment in a Fund, Dealer agrees to make appropriate disclosures to such customers regarding sales charges and commissions outlined in “Sales Charges & Commissions” below and the risks associated with investing in the Fund, including but not limited to: (i) no secondary market is expected to develop for the Fund’s shares; (ii) there is no guarantee that an investor will be able to sell all the shares that the investor desires to sell in the Repurchase Offers (as defined below); (iii) an investor should consider an investment in the Fund to be of limited liquidity; (iv) investing in the Fund’s shares may be speculative and involves a high degree of risk; and (v) an investor should carefully read the applicable Prospectuses prior to investing in the Fund, including the risks associated with leverage.

3. Sales Charges & Commissions.

(a) The sales charge applicable to any sale of Shares by Dealer and the dealer discount (commission) applicable to any other Order from Dealer for the purchase of such Shares accepted by Distributor shall be that percentage of the applicable public offering price as set forth in the Prospectuses, subject to the rules of the Financial Industry Regulatory Authority (“FINRA”) and applicable law. For Shares for which a Fund does not impose a sales charge or commission, Dealer may impose commissions or other fees (“Dealer- Imposed Commissions”) that it may charge in its discretion in accordance with applicable law and regulations and applicable guidance issued by the SEC and FINRA. Dealer acknowledges that Dealer shall be solely responsible for the amount and collection of all Dealer-Imposed Commissions, and Dealer will also be responsible for communicating all necessary information to its customers regarding Dealer-Imposed Commissions.

(b) With respect to any class of Shares sold by Dealer, Dealer will be paid by Distributor a servicing fee equal to an annual percentage of the average daily net asset value of such Shares which are held in accounts by such Dealer on behalf of its customers, as set forth in the Prospectuses.

(c) The rates of any sales charge, dealer discount (commission), or servicing fee paid with respect to any Fund’s Shares, including outstanding Shares, are subject to change by Distributor, and sales charges and dealer discounts (commissions) to selected Dealers may be subject to reductions under a variety of circumstances. To obtain any such reductions, Distributor must be notified when the sale(s) takes place which would qualify for the reduced charge and the basis on which the reduction is applicable.

4. EWC. Distributor shall be entitled to any early withdrawal charge (“EWC”) on any Shares sold. If any Shares sold by Dealer under the terms of this Agreement are repurchased by the Fund (including without limitation repurchases resulting from an exchange for shares of another fund) or a repurchase request is submitted to the Fund within seven days on which the applicable Fund is open for business (a “Business Day”) after the date of the transaction, Dealer shall promptly repay Distributor the full amount of the commission (including any supplemental commission/upfront fees) allowed to Dealer on the original sale. Termination, amendment, or cancellation of this Agreement shall not relieve Dealer from the requirements of this Section 4. If any EWC is waived for certain partial or complete repurchases as described in the applicable Prospectuses, then in any such case Dealer shall remit to Distributor promptly upon notice an amount equal to the commission or distribution fee paid by Distributor to Dealer on such Shares when initially sold less an adjustment equal to the payments received by Distributor on such Shares pursuant to the Distribution and

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Servicing Plans which are defined and described in Section 12 hereof.

5. Authorization. As a selected dealer, Dealer is hereby authorized: (i) to place Orders through Distributor with a Fund or its agent for its Shares to be sold by the Fund to Dealer subject to the applicable terms and conditions governing the placement and acceptance of Orders and subject to the applicable compensation provisions and other terms set forth in the Distribution Contract between the Fund and Distributor and in the applicable then current Prospectuses, and (ii) to tender Shares directly to the Fund or its agent for repurchase subject to the applicable terms and conditions set forth in said Distribution Contract and Prospectuses.

6. Special Provisions Relating to Repurchase Offers. Dealer acknowledges that each Fund has adopted, or will adopt, fundamental policies (which may not be changed without shareholder approval) to make periodic offers to purchase between 5% and 25% of its Shares (“Repurchase Offers”) in accordance with Rule 23c-3 under the 1940 Act and as described in the applicable Prospectuses. Repurchase of Shares of a Fund will be made at the net asset value of such Shares in accordance with the applicable Repurchase Offer and Prospectuses, less any applicable EWC and any applicable repurchase fee permitted by Rule 23c-3. Dealer agrees to promptly transmit to its customers any Repurchase Offer notification received from Distributor and, in any event, within the time period by which shareholders must receive such notification, as specified in the applicable Prospectuses and in such notification, and to use its reasonable best efforts to transmit repurchase requests from its customers to the Fund or its transfer agent or other designee by the applicable repurchase request deadline as specified in the applicable Prospectuses and such notification. Dealer expressly acknowledges and agrees that Shares of a Fund will not be repurchased by either the respective Fund (other than through Repurchase Offers, or other tender offers from time to time, if any) or Distributor, and that no secondary market for the Shares of any Fund exists currently or is expected to develop, and therefore that the Shares have very limited liquidity and are appropriate only as a long-term investment. Dealer also expressly acknowledges and agrees that, in the event one or more of its customers cancel their Order for Shares of a Fund after confirmation, such Shares may not be repurchased, remarketed or otherwise disposed of by or through Distributor. Any representation as to a Repurchase Offer or other tender offer by a Fund, other than that which is set forth in the Fund’s applicable Prospectuses or a Repurchase Offer notice or tender offer materials, as applicable, issued by the Fund, is expressly prohibited.

7. Timing of Transactions; Compliance Matters.

(a) Dealer agrees to comply with provisions of the Prospectuses and with all applicable laws. Among other things, (i) Dealer shall be responsible for reasonably assuring that only Orders to purchase or exchange Shares received by Dealer or any Indirect Intermediary prior to the Valuation Time (as defined in this Section 7) shall be submitted directly or indirectly by Dealer to the Fund or its transfer agent or other applicable agent for receipt of a price based on the net asset value per Share calculated for that day in accordance with the Prospectus; (ii) Dealer shall be responsible for reasonably assuring that only Orders to repurchase Shares received by Dealer or any Indirect Intermediary prior to the repurchase request deadline shall be submitted directly or indirectly by Dealer to the Fund or its transfer agent or other applicable agent in order to repurchase Shares in the applicable Repurchase Offer; and (iii) Dealer shall cause to be imposed and/or waived applicable repurchase fees only in accordance with the Fund’s then current Prospectuses and/or as instructed by Distributor. For purposes of this Agreement, the term “Valuation Time” refers to the time as of which the Shares are valued on each Business Day, currently the close of regular trading on the New York Stock Exchange (normally, 4:00 p.m., Eastern Time) on each day that the New York Stock Exchange is open for business.

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(b) With respect to a purchase or exchange Order received in “good order” (as defined below) by Dealer or Indirect Intermediary on a Business Day, and subject to Section 7(c) below, Dealer must make a best effort to transmit the Order to Distributor or the Funds’ transfer agent so that it is received by 9:00 a.m. Eastern time on the next Business Day in order to receive the price per Share determined by the Fund as of the Valuation Time on the Business Day of receipt by Dealer or the Indirect Intermediary (collectively, “Price Protection”); provided, however, that the foregoing Price Protection shall not apply to Orders for Dealer’s customers that are record owners of Shares and whose accounts at the Funds’ transfer agent are not Level 3 networked accounts and therefor will be time and date stamped upon receipt by the Funds’ transfer agent. “Level 3 networked accounts” shall mean accounts of shareholders/beneficial owners of the Funds/Shares subject to the National Securities Clearing Corporation Networking service Level 3. Receipt in “good order” shall mean that all documentation, information, date and time stamps, signatures, and signature guarantees are complete, accurate and legible, and have otherwise been obtained and/or verified to the reasonable satisfaction of the Fund, the Fund’s transfer agent, Distributor or the Fund’s investment manager, Pacific Investment Management Company LLC, in a manner consistent with industry standards and practices, and are compliant with all requirements of Fund policies, applicable laws, rules and regulations pertaining thereto.

(c) Dealer shall adopt, implement and maintain during the term of this Agreement such policies, procedures and internal controls as are necessary to ensure that Dealer only submits to the appropriate Fund, its transfer agent or a delegate, Orders received in good order by Dealer or an Indirect Intermediary prior to the Valuation Time on each Business Day of the applicable Fund for execution at a price based on the net asset value per Share calculated for that Business Day, in accordance with Rule 23c-3(b)(7)(iii) under the 1940 Act.

(d) Dealer shall establish, implement and maintain an adequate business continuity policy aimed at ensuring, in the case of an interruption to its systems and procedures, the preservation of essential data and functions, and the maintenance of services and activities, or, where that is not possible, the timely recovery of such data and functions and the timely resumption of its services and activities. Dealer shall maintain a log of all business continuity events. In the event that a material business continuity event occurs, Dealer shall advise the Distributor promptly of such event and the steps proposed in order to minimize any interruption to its services hereunder.

8. FINRA. Each party hereto represents that it is a member in good standing of FINRA and agrees to notify the other should it cease to be a member of FINRA and to the automatic termination of this Agreement at that time. Further, each party hereto agrees to abide by the rules of FINRA. This Agreement is in all respects subject, without limitation, to FINRA Rule 2341 (or any successor rule adopted by FINRA) which shall control any provisions to the contrary in this Agreement.

9. Transaction Conditions. Dealer agrees:

(a) To purchase Shares only from the Fund through Distributor or only from Dealer’s customers.

(b) To purchase Shares from the Fund only for the purpose of covering Orders already received or for Dealer’s bona fide investment.

(c) That Dealer will not purchase any Shares from Dealer’s customers at prices lower than the repurchase net asset values next determined by the Fund. If Dealer acts as principal for its own account in purchasing shares for resale to Distributor, Dealer agrees to pay its customer not less than the price that it receives from Distributor. If Dealer acts as agent for its customer in selling Shares to Distributor, Dealer agrees not to charge its customer more than a fair commission or fee for handling the transaction, except that Dealer agrees to receive no

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compensation of any kind based on the reinvestment of repurchase proceeds pursuant to any repurchase privilege, as described in the applicable then current Prospectuses.

(d) That Dealer will not intentionally withhold placing customers’ Orders for Shares so as to profit Dealer as a result of such withholding.

10. Settlements. Distributor, as agent for the Fund, shall not accept from Dealer any conditional Orders for Shares. No certificates will be issued for Shares purchased. If payment for the Shares purchased and all necessary applications and documents required by the Fund or Distributor are not received within three Business Days or such shorter time as may be required by law, the sale may be cancelled forthwith without any responsibility or liability on Distributor’s part or on the part of the Fund (in which case Dealer will be responsible for any loss, including loss of profit, suffered by the Fund resulting from Dealer’s failure to make payments or provide documents as aforesaid) or, at Distributor’s option, Distributor may cause the Shares ordered to be repurchased by the Fund (in which case Distributor may hold Dealer responsible for any loss).

11. Various Responsibilities Concerning Sales. In connection with sales and offers to sell Shares, Dealer will furnish to each person to whom any such sale or offer is made a copy of the applicable then current prospectus of the Fund. Distributor shall be under no liability to Dealer other than as expressly provided for herein. Notice and other applicable filings for Shares of the Fund in various states are the responsibility of Pacific Investment Management Company LLC or one of its affiliates. Dealer is responsible for any notices or other applicable filings that may be necessary to permit Dealer to engage in the selling of investment company shares in various states. Any printed information which Distributor furnishes Dealer other than the Prospectuses, proxy solicitation materials, tender offer materials, and periodic reports, is Distributor’s sole responsibility and not the responsibility of the Fund, and Dealer agrees that the Fund shall have no liability or responsibility to Dealer in these respects unless expressly assumed in connection therewith. Nothing herein contained, however, shall be deemed to be a condition, stipulation or provision binding any persons acquiring any security to waive compliance with any provision of the Securities Act of 1933 (the “1933 Act”), or of the rules and regulations of the Securities and Exchange Commission, or to relieve the parties hereto from any liability arising under the 1933 Act. Dealer will use its best efforts in the development and promotion of sales of Shares and will be responsible for the proper instruction and training of all sales personnel employed by it. Dealer will, upon request, from time to time, supply Distributor with a list of the names and addresses of Dealer’s clients who are shareholders of the Fund.

12. Distribution and Service Fee Provisions. So long as Distributor is the sole principal underwriter of each Fund and this Agreement remains in effect, Distributor agrees to pay Dealer each quarter a distribution and/or service fee at annual rate(s) as set forth in the Prospectuses and Exhibit A (“Distribution and Servicing Fees”) applied to the average daily net assets of Shares of the Fund outstanding in such quarter with respect to which Dealer is the broker-dealer of record or record owner (as nominee on behalf of its customers who are the beneficial owners of such Shares). The Distribution and Servicing Fees will be accrued daily as of each calendar day and paid quarterly in arrears by the 15th day of each quarter. Such Distribution and Servicing Fees will be paid by Distributor to Dealer only out of the Distributor’s profits. Pursuant to an exemptive order granted to the Funds, each Fund will comply with the provisions of Rule 12b-1 under the 1940 Act and may adopt and operate a plan that complies with Rule 12b-1 (each, a “Distribution and Servicing Plan”). In addition to any terms and conditions set forth in the applicable Prospectus or required by applicable law, any payments made pursuant to this Section 12 shall be subject to the following terms and conditions:

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(a) Any Distribution and Servicing Fees shall be in such amounts as Distributor may from time to time advise Dealer in writing but in any event not in excess of the amounts permitted by any applicable Distribution and Servicing Plan. Any such payments shall be in addition to any dealer discount (commission) allowed to Dealer pursuant to this Agreement.

(b) Dealer shall provide to Distributor and the Fund each calendar quarter such information as shall reasonably be requested by the Distributor or Trustees of the Fund with respect to the fees paid to Dealer pursuant to this Section 12.

(c) Dealer will permit representatives of the Fund and Distributor reasonable access to its personnel and its records to enable them to monitor the quality of services being provided by Dealer pursuant to this Agreement. Dealer shall promptly deliver to the Board of Trustees of the Fund such information as is reasonably necessary to permit the Board of Trustees to make an informed determination whether to continue the applicable Distribution and Servicing Plan or any of them or this Section 12.

(d) The compensation provisions of this Section 12 related to the Distribution and Servicing Plans shall remain in effect for not more than a year and thereafter for successive annual periods only so long as such continuance is specifically approved by the Trustees of the Fund at least annually in conformity with any applicable Distribution and Servicing Plan and the 1940 Act. In the event of the assignment (as defined by the 1940 Act) of this Agreement or in the event of any applicable Distribution and Servicing Plan terminates, is not continued or ceases to remain in effect, then the provisions of this Section 12 shall automatically terminate with respect to the Shares covered by such assignment or such terminated Distribution and Servicing Plan. This Section 12 may be terminated at any time with respect to the Fund without payment of any penalty, by vote of a majority of the Independent Trustees of the Fund (as defined in the applicable Distribution and Servicing Plan) or by vote of a majority of the outstanding voting securities of the Fund on not more than 60 days’ written notice to the parties to this Agreement. In addition, the provisions of this Section 12 may be terminated at any time, without penalty, by either party with respect to the Fund on not more than 60 days’ nor less than 30 days’ written notice in accordance with Section 15 hereof.

13. Prospectuses and Sales Material.

(a) No person is authorized to make any representations concerning Shares of the Fund except those contained in the applicable then current Prospectuses and printed information issued by the Fund or by Distributor as information supplemental to the Prospectuses. Distributor shall supply Prospectuses at no cost to Dealer and reasonable quantities of supplemental sales literature, sales bulletins and additional information as issued. Dealer shall bear all costs related to the delivery of Prospectuses to its customers that are not the record owners of Shares. Dealer agrees not to use other advertising or sales material relating to the Fund, unless permission is granted in writing by Distributor in advance of such use.

(b) Dealer shall not circulate or furnish to any investor any Prospectuses that have been withdrawn or supplemented, except in the latter case with the appropriate supplements.

14. Proxies. Dealer will cooperate with reasonable requests of Distributor and its affiliates in their solicitation of proxies, including through distributing to each of Dealer’s clients all proxy material furnished by Dealer or an affiliate on behalf of the Fund. Dealer will comply with all obligations required of it by applicable law, rules or regulations in connection with the solicitation of such proxies.

15. Indemnification; Limitation on Damages.

(a) Dealer shall indemnify and hold harmless the Fund, Distributor and each of their affiliates, directors, trustees, officers, employees, and each person, if any, who controls any of them within the meaning of the 1933 Act (collectively,

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“indemnitees”), against any losses, claims, damages, liabilities or expenses (“Losses”) to which an indemnitee may become subject insofar as such Losses or actions in respect thereof arise out of or are based upon (i) Dealer’s gross negligence or willful misconduct in performing hereunder; (ii) any material failure by Dealer to comply with any provision of this Agreement, the Prospectuses, other applicable Fund documentation or applicable laws, rules and regulations; (iii) any material breach by Dealer of a representation or warranty made in this Agreement; (iv) any untrue statement or representation made by Dealer with respect to the Fund or Shares other than statements contained in the Prospectuses, sales literature published by the applicable Fund or Distributor, or supplemental material authorized by Distributor; or (v) any Indirect Intermediary’s performance or lack of performance in connection with Dealer’s or any Indirect Intermediary’s receipt of Orders.

(b) Dealer will reimburse an indemnitee for any legal or other expenses reasonably incurred, as incurred, by them in connection with investigating or defending any such Loss, claim or action. This indemnity provided in this Section 15 will be in addition to any liability which Dealer may otherwise have.

(c) If an indemnitee hereunder receives notice of the commencement of an action and wishes to seek indemnification hereunder, the indemnitee will notify the Dealer of such commencement within 10 days after the summons or other first legal process has been served. The omission so to notify the Dealer will not relieve it from any liability that it may have to any indemnitee otherwise than under this Section 15. If any such action is brought against any indemnitee and it properly notifies the Dealer of such commencement, the Dealer may assume the defense thereof with counsel reasonably satisfactory to the indemnitee, and the indemnitee(s) in such action entitled to indemnification hereunder may participate in the defense or preparation of the defense of any such action. If the Dealer elects to assume the defense of any such action and retain counsel: (i) the indemnitee(s) shall bear the fees and expenses of any additional counsel retained by any of them and (ii) the Dealer shall not, without the prior written consent of the indemnitee(s), settle or compromise the liability of the indemnitee(s), or permit a default or consent to the entry of any judgment in respect thereof, unless each indemnitee receives from the claimant a release from all liability in respect of such claim. If the Dealer does not elect to assume the defense of any such action, the Dealer will reimburse the indemnitee(s) named as defendant(s) in such action for the fees and expenses of counsel agreed upon by Dealer and indemnitee.

(d) THE PARTIES AGREE THAT, NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NO PARTY SHALL BE LIABLE TO ANOTHER PARTY FOR ANY PUNITIVE, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF THE PARTY WHO IS LIABLE HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

16. Termination. In addition to the termination provisions set forth in Section 12 hereof, either party may cancel this Agreement by giving 30 days’ written notice to the other party, and this Agreement shall terminate automatically: (1) with respect to the Fund in the event that the Fund liquidates or reorganizes into another fund, (2) in the event that Dealer ceases to be a member in good standing of FINRA, and (3) upon Dealer violating any anti-money laundering, sanctions, or anti-bribery or corruption laws or engaging in any other unlawful conduct referenced in Section 22.

17. Notice. Any notice under this Agreement shall be in writing and shall be deemed to have been given on the date on which it was either delivered personally to the other party or any officer or partner thereof, or was mailed postpaid or sent by electronic transmission (with machine confirmation) or delivered by overnight courier to the other party at its address as shown below:

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Distributor:	PIMCO Investments LLC
1633 Broadway, 45th Floor
New York, New York 10019
Attn: Legal Department
Fax: 949-720-8670

Dealer:

18. Amendment.

(a) The Distributor may amend Exhibit A hereto without the affirmative consent of Dealer solely upon provision of notice as set forth in Section 17 hereto in the event that Distributor wishes to add one or more new classes of Shares and/or Funds.

(b) In addition, Dealer and Distributor agree that Distributor may amend or modify this Agreement, including the Exhibit hereto, without the consent of Dealer, upon (i) the provision of not less than 30 days’ written notice to Dealer or (ii) any act by Dealer in reliance on this Agreement, as amended, including the acceptance of a payment hereunder or the submission of an Order to purchase, repurchase or exchange Shares of any Fund. Notice for all purposes shall be deemed to be given when mailed or electronically transmitted to Dealer. Dealer’s submission and the Fund’s or its designee’s acceptance of an Order to purchase, repurchase or exchange Shares of the Fund after the transmission of such notice shall represent Dealer’s acknowledgement and acceptance of the terms and conditions of any such amendment.

19. WRAP Programs. If Dealer is the broker for one or more wrap fee programs where Dealer is paid a single, inclusive fee for brokerage and investment management service (each a “Program” and, collectively, the “Programs”) and if Dealer desires to have its clients in the Programs (each a “Program Client” and, collectively, “Program Clients”) acquire Shares at the net asset value thereof without any sales charge, then:

(a) Dealer may, subject to Distributor’s approval, maintain either (i) one omnibus account per Fund per Program for the Program Clients of such Program or (ii) one account per Fund per Program Client provided each such account is a Level 1 or Level 3 account on National Securities Clearing Corporation’s Fund/SERV and/or Networking systems.

(b) When an account has been established after approval by Distributor, Dealer may purchase and sell to the Program Clients covered by such account Shares of the Fund at net asset value (without any sales charges on purchases or EWCs on sales but including any applicable repurchase fees) upon the instructions of Dealer and all in accordance with the terms of this Section, the Prospectuses and the terms of Distributor’s Distribution Contract with the Fund, as amended from time to time and applicable law. Notwithstanding the foregoing, any waiver of EWCs on sales is conditioned upon the Dealer providing Distributor on each Business Day separately for each account all purchase, sale and exchange Orders for such day.

(c) Dealer hereby confirms that it maintains in its files proper Program Client authorization to exercise full and continuing authority with regard to the transactions contemplated hereby and with regard to withdrawing and transferring funds on behalf of each Program Client. Dealer has examined such documents and is satisfied that they are authentic and were properly authorized and duly executed and delivered to Dealer by the Program Clients or the designated agents thereof.

(d) Distributor’s ability to rely on Dealer’s authorization to act on behalf of each Program Client shall be continuing and unqualified and remain in full force and effect until Distributor receives written notice of revocation from Dealer and/or the respective Program Client. Such revocation, however, shall not affect any liability

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in any way resulting from transactions initiated prior to Distributor’s receipt of such notice.

20. Assignment. This Agreement shall inure to the benefit of the successors and assigns of either party hereto, provided, however, that Dealer may not assign this Agreement without the prior written consent of Distributor.

21. Privacy. Each party agrees to comply, to the extent applicable, with the requirements of Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801 et seq., as may be amended from time to time, and any regulations adopted thereto, including Regulation S-P of the Securities and Exchange Commission, as well as with any other applicable federal or state privacy laws and regulations, including but not limited to the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et seq. The parties agree that any “Non-Public Personal Information,” as the term is defined in Regulation S-P, that may be disclosed hereunder is disclosed for the specific purpose of permitting the other party to perform the services set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and that it will not disclose any Non-Public Personal Information received in connection with this Agreement to any other party, except: (i) to the extent required to carry out the services set forth in this Agreement; (ii) as otherwise required or permitted by law or regulation; or (iii) as requested by any regulatory body or governmental agency or body having jurisdiction over the disclosing party.

22. Anti-Money Laundering; Sanctions; Anti- Corruption.

(a) Dealer represents and warrants that it has developed, implemented, and agrees to maintain an anti-money laundering program, including a customer due diligence program, reasonably designed to comply with all applicable anti- money laundering laws , including but not limited to the Bank Secrecy Act of 1970 (“BSA”), as amended by the USA PATRIOT Act of 2001, and the Money Laundering Control Act of 1986, each as amended from time to time, and any rules adopted thereunder by the Financial Crimes Enforcement Network, and/or any applicable anti-money laundering laws and regulations of other jurisdictions where Dealer conducts business, and any rules adopted thereunder or guidelines issued, administered or enforced by any governmental agency. Dealer further represents and warrants that its anti-money laundering program includes written policies, a designated anti-money laundering compliance officer, ongoing training for employees, an independent audit to test the implementation of the program, a customer identification program, and risk-based procedures for conducting ongoing customer due diligence, to include, but not be limited to: (i) understanding the nature and purpose of customer relationships for the purpose of developing a customer risk profile; and (ii) conducting ongoing monitoring to identify and report suspicious transactions and, on a risk basis, to maintain and update customer information. . Dealer further represents and warrants that: (i) its anti-money laundering program shall be applied to its customers that purchase Shares of a Fund, consistent with its written procedures; (ii) it will cooperate with the Distributor and deliver information reasonably requested by the Distributor concerning shareholders that purchased Shares of the Fund sold by Dealer necessary for the Distributor or the Fund to comply with the BSA; (iv) it will notify the Distributor, in writing, if it is found, by its compliance officer, an independent anti-money laundering auditor, or any Federal, state, or self- regulatory agencies, to be in violation of the BSA, any regulation implementing the BSA, or its anti- money laundering program; and (v) Dealer will promptly notify Distributor or a Fund if Dealer concludes that any shareholder has engaged in illegal or other conduct that warrants remedial account actions, such as freezing or closure of the shareholder’s account with Dealer, and Dealer will thereafter cooperate in good faith to provide such information as Distributor requires to satisfy its own anti-money laundering obligations.

(b) Dealer represents and warrants that neither it, nor any of its subsidiaries, nor any officer,

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director, or employee of it or its subsidiaries is an individual or entity (“Person”) that is, or is controlled by a Person that is (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or any other relevant sanctions authority (collectively, “Sanctions”); or (ii) located, organized or resident in a country or territory that is the subject of Sanctions. Further, Dealer represents and warrants that it has complied with Sanctions in all material respects and has policies, procedures, and internal controls which are reasonably designed to ensure compliance with Sanctions. Dealer and its officers, directors, employees and other representatives will not, in violation of Sanctions, engage in any activities that directly or indirectly involve any Person, country, or territory that is subject to Sanctions. Dealer acknowledges its ongoing and continuing obligations to comply with the applicable Sanctions. Dealer will provide reasonable assistance to Distributor and the Funds in connection with their respective obligations under the applicable Sanctions. Dealer will promptly disclose to Distributor or a Fund if Dealer becomes aware that any shareholder is subject to Sanctions or of any other activity related to this Agreement in breach of this provision, and Distributor may terminate this Agreement with immediate effect in the event of such breach.

(c) Dealer represents, warrants, and covenants that (i) it and its officers, directors, employees, agents and other representatives (together with Dealer, each a “Relevant Person”) are subject to written policies and procedures relating to anti- bribery and anti-corruption, and shall not commit, authorize or permit any action in violation of any applicable anti-bribery and corruption laws (such as the U.S. Foreign Corrupt Practices Act and/or the UK Bribery Act, in each case, if applicable); (ii) in connection with any services provided in connection with this Agreement, the Relevant Persons have not taken nor will they take any actions in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving anything of value to, nor have the Relevant Persons received, nor will they receive, any payment or anything of value from, any person (whether directly or indirectly) while knowing that all or some portion of the money or value will be offered, given, promised or received by anyone improperly to influence official action, improperly to obtain or retain business or otherwise secure an illegal advantage; and (iii) it shall create and maintain accurate books and financial records in connection with the services performed under this Agreement. Dealer shall promptly notify Distributor if a Relevant Person becomes aware of any breach of this provision, and Distributor may terminate this Agreement with immediate effect in the event of such breach by any Relevant Person.

23. Agreement to Provide Information. Dealer agrees to provide Distributor or its designee (“Fund Agent”), upon written request, the taxpayer identification number (“TIN”) the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account, the name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and the amount, date and transaction type (purchase, repurchase, transfer, or exchange) of every purchase, repurchase, transfer, or exchange of Shares held through an account maintained by Dealer during the period covered by the request. Dealer also agrees to provide Distributor or Fund Agent, upon written request, with information to confirm compliance with all applicable anti-money laundering, Sanctions, and anti-bribery or corruption laws.

(i) Period Covered by Request. Requests must set forth a specific period, not to exceed 180 days from the date of the request, for which transaction information is sought. Fund Agent may request transaction information older than 180 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. If

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mutually agreed upon by Fund Agent and Dealer, Dealer will provide the information specified for each trading day in the period.

(ii) Form and Timing of Response. Dealer agrees to provide, promptly upon request of Fund Agent, the requested information specified in this Section 23. If requested by Fund Agent, Dealer agrees to use its best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in this Section 23 is itself a “financial intermediary,” as that term is defined in Rule 22c-2 under the 1940 Act (an “Indirect Intermediary”) and, upon further request of Fund Agent, promptly either (i) provide (or arrange to have provided) the information set forth in this Section 23 for those Shareholders (as hereinafter defined) who hold an account with an Indirect Intermediary or (ii) restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, Shares. Dealer additionally agrees to inform Fund Agent whether it plans to perform (i) or (ii) above. Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by Dealer and Fund Agent. To the extent practicable, the format for any Shareholder and transaction information provided to Fund Agent shall be consistent with the NSCC Standardized Data Reporting Format.

(iii) Limitations on Use of Information. Distributor agrees not to use and agrees to cause each Fund not to use the information received pursuant to this Section 23 for marketing or any other similar purpose without the prior written consent of the Dealer; provided, however, that this provision shall not limit the use of publicly available information, information already in the possession of Fund Agent, the Fund or their affiliates at the time the information is received pursuant to this Agreement or information which comes into the possession of Fund Agent, the Fund or their affiliates from a third party.

24. Agreement to Restrict Trading. Dealer agrees to execute written instructions from Fund Agent to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by Fund Agent as having engaged in transactions in Shares (directly or indirectly through the Dealer’s account) that violate policies established or utilized by the Fund or Fund Agent for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund (e.g., market timing and late trading policies).

(i) Form of Instructions. Instructions must include the TIN, ITIN or GIC, if known, and the specific restriction(s) to be executed. If the TIN, ITIN or GIC is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(ii) Timing of Response. Dealer agrees to execute instructions from Fund Agent as soon as reasonably practicable, but not later than five Business Days after receipt of the instructions by the Dealer.

(iii) Confirmation by Dealer. Dealer must provide written confirmation to Fund Agent or its designee that Fund Agent’s instructions to restrict or prohibit trading have been executed. Dealer agrees to provide confirmation as soon as reasonably practicable, but not later than ten Business Days after the instructions have been executed.

25. Detecting Violations. Dealer agrees to make reasonable efforts to assist the Fund and its service providers (including Distributor) in preventing and detecting market timing and excessive short-term trading with respect to the Shares.

26. Definitions. For purposes of Sections 23 to 27 of this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the context:

(i) The term “promptly” shall mean as soon as practicable but in no event later than 5 Business Days from Dealer’s request of the request for information from Fund Agent.

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(ii) The term “Shares” means the interests of Shareholders corresponding to the securities of record issued by the Fund.

(iii) The term “Shareholder” shall have the meaning set forth in Rule 22c-2 under the 1940 Act.

(iv) The term “written” includes electronic writings and facsimile transmissions.

In addition, for purposes of Sections 23 through 27, the term “purchase” does not include the automatic reinvestment of dividends or distributions.

27. Records. Each party shall maintain and preserve all records required by law, rule and regulation to be maintained and preserved in connection with the activities contemplated herein. A party hereto may request of another party, and the requested party shall provide as reasonable, copies of all the historical records relating to transactions between a Fund and the Dealer’s customers, written communications regarding the Fund to or from such customers, and other materials reasonably related to transactions between the Fund and the Dealer’s customers. In addition, Dealer shall provide representatives of Distributor and the Fund with reasonable access to its personnel and its records to: (i) enable them to monitor the quality of services being provided by Dealer pursuant to this Agreement and Dealer’s compliance with this Agreement and applicable law, rule and regulation and (ii) verify amounts payable or owed under this Agreement. The parties shall cooperate in good faith in providing records to one another.

28. Scope. Dealer acknowledges and agrees that this Agreement shall apply to the handling of all transactions in Shares, whether authorized under this Agreement or any other agreement between or among Dealer and each Fund, any transfer agent of the Fund, Distributor, any other Fund Agent or any of their affiliates. Dealer acknowledges and agrees that Sections 7 and 23 to 27 of this Agreement shall apply to the handling of all Fund Orders, whether authorized under this Agreement or any other agreement with the Fund, Distributor, its affiliates or any transfer agent.

29. Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any disputes between the parties hereto arising in connection with this Agreement shall be submitted to arbitration in accordance with the Code of Arbitration Procedure of FINRA, or similar rules or code as in effect at the time of the submission of any such dispute.

30. Other Agreements. This Agreement shall be binding upon both parties hereto when executed by both parties and supersedes any prior agreement or understanding between Distributor and Dealer with respect to the sale of Shares of each Fund.

31. Headings. The Section headings in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

32. Severability. If any provision of this Agreement is held by any court or any act, regulation, rule or decision of any other governmental or supranational body or authority or regulatory or self-regulatory organization to be invalid, illegal or unenforceable for any reason, it shall be invalid, illegal or unenforceable only to the extent so held and shall not affect the validity, legality or enforceability of the other provisions of this Agreement so long as this Agreement, as so modified, continues to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits, obligations, or expectations of the parties to this Agreement.

33. Force Majeure. Notwithstanding any other provisions of this Agreement to the contrary, Distributor and Dealer shall not be responsible

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for delays or errors caused by acts of God or by circumstances beyond their reasonable control, provided that the party relying on this provision has adopted, implemented and appropriately maintained a commercially reasonable and regulatory compliant business continuity plan and makes reasonable efforts to mitigate damages.

34. Survival. The provisions of Sections 15, 21, and 27 hereof shall survive termination of this Agreement.

35. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto execute this Agreement as of the date set forth above.

PIMCO INVESTMENTS LLC	[DEALER]

By:	By:
Name:	Name:
Title:	Title:

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EXHIBIT A

Funds, Classes and Compensation

I – Classes of Shares with No Fund-Imposed Sales Charges

Fund	Classes	Compensation (Payor)
All Interval Funds that are operating as of the date of this Exhibit A and all Interval Funds that thereafter commence operations, other than any such Interval Funds that cease operations	Institutional Class

Sales Charges and Commissions (Distributor): None. While neither the Funds nor the Distributor will impose an initial sales charge or early withdrawal charge, or pay or cause to be paid a discount or commission on Institutional Class shares, if an investor purchases these shares through certain financial firms, such firms may directly charge investors transaction or other fees in such amount as they may determine.

Distribution and Service Fees (Distributor): None.

Class A-1

Sales Charges and Commissions (Distributor): None. While neither the Funds nor the Distributor will impose an initial sales charge or early withdrawal charge, or pay or cause to be paid a discount or commission on Class A-1 or Class A-3 shares, if an investor purchases these share classes through certain financial firms, such firms may directly charge investors transaction or other fees in such amount as they may determine.

Class A-3

Distribution and Service Fees (Distributor): Shall be equal to the rate set forth in the applicable Prospectus or SAI with respect to Distribution and/or Service (12b-1) Fees, or such lesser amount as is notified by Distributor to Intermediary, including through disclosure in the SAI. Notwithstanding the foregoing, no fee shall be paid to Intermediary hereunder if Intermediary or any other person is receiving payment for similar services with respect to the same assets.

II – Classes of Shares with Fund- Imposed Sales Charges

Fund	Classes	Compensation (Payor)
All Interval Funds that are operating as of the date of this Exhibit A and all Interval Funds that thereafter commence operations, other than any such Interval Funds that cease operations	Class A-2

Sales Charges and Commissions (Distributor): Sales Charges and Commissions in respect of Class A-2 and Class A-4 shares, if any, shall refer to the initial sales charges, early withdrawal charges, if any, and the discount or commission to dealers as disclosed in the applicable Prospectus or SAI and/or applicable Fund documentation. With respect to purchase transactions in Class A-2 or Class A-4 Shares subject to an initial sales charge/load that are settled “net” of any discount, concession or commission, Distributor shall have no obligation to make any commission payment.

	Class A-4	Distribution and Service Fees (Distributor): Shall be equal to the rate set forth in the applicable Prospectus or SAI with respect to Distribution and/or Service (12b-1) Fees, or such lesser amount as is notified by Distributor to Intermediary, including through disclosure in the SAI. Notwithstanding the foregoing, no fee shall be paid to Intermediary hereunder if Intermediary or any other person is receiving payment for similar services with respect to the same assets.